CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Uranium Energy Corp's most recent Registration Statement on Form SB-2 under SEC number 333-1407222 of our report dated February 26, 2007 relating to the financial statements of Uranium Energy Corp., and to the reference to our firm under the caption "Experts" in the related Prospectus of Uranium Energy Corp., for the registration of 60,000 penalty warrant common shares which were issued to the Westcliff group of selling shareholders consequent upon the completion and effectiveness of the company's June 15, 2007 Form SB-2 registration statement.

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver, Canada
August 29, 2007